Exhibit 10.5

FINAL FORM

HANCOCK PARENT, LLC CVR BONUS AWARD PLAN

CVR BONUS AWARD CERTIFICATE

Name: [____]1

Date of Grant: [ • ], 2019

Number of CVR Units Awarded: [____] (the “CVR Units”)

Hancock Parent, LLC, a Delaware limited liability company (the “Company”), has adopted the Hancock Parent, LLC CVR Bonus Award Plan (the “Plan”), a copy of which is attached to this CVR Bonus Award Certificate (the “Award Certificate”). We strongly encourage you to review the terms and conditions of the Plan carefully. Capitalized terms used and not otherwise defined in this Award Certificate shall have the meanings set forth in the Plan. If there is a conflict between this Award Certificate and the Plan, the Plan controls.

Your CVR Bonus Award:	The Company hereby awards you the right to receive a bonus (the “CVR Bonus Award”) in respect of the CVR Units issued to you hereunder. The CVR Units are subject to adjustments as set forth in the Plan, which adjustments may be made effective as of the Date of Grant. The CVR Units are subject to the terms and conditions of the Plan.

Forfeiture of CVR Units:	You must remain continuously employed through the date of any payment made pursuant to Section 6.1(c)(ii) of the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Operating Agreement”) in order to be eligible to receive payment in respect of the CVR Units under the Plan, subject to the following sentence. The CVR Units shall be forfeited upon termination of employment or service with your Employer for any reason; provided, however, that if your employment or service is terminated other than for Cause, or you resign for Good Reason (as such terms are defined below), and any payment is made pursuant to Section 6.1(c)(ii) of the Operating Agreement within the six (6) month period immediately following the date of such termination with respect to an Exit Event that constitutes a change in control for purposes of Section 409A, then you shall receive the payments that you would have received in respect of the CVR Units under the Plan during such six (6) month period as if your employment or service had not terminated.

[1]	Note to Draft: Insert name of holder of Assumed Options.

For purposes of this Award Certificate, (i) “Cause” shall have the meaning ascribed to such term in the Company’s 2015 Stock Option Plan or your stock option agreement issued under the Company’s 2009 Equity Incentive Plan (the “Option Plans”), as applicable to the corresponding CVR Units and (ii) “Good Reason” shall have the meaning ascribed to such term in the Company’s 2015 Stock Option Plan if and as applicable to the corresponding CVR Units.

Payout of CVR Bonus Award:	Payment in respect of your outstanding CVR Units shall be made subject to and in accordance with the Plan based on your Participant Percentage at the time any payment is made pursuant to Section 6.1(c)(ii) of the Operating Agreement. For the avoidance of doubt, subject to the second sentence of the section above entitled “Forfeiture of CVR Units,” no payments shall be made in respect of your forfeited CVR Units.

Entire Agreement:	This Award Certificate, together with the Plan, and any other documents which may be entered into by you and the Employer on and after the Date of Grant constitute the entire understanding between you and the Employer with respect to the subject matter hereof and supersede all prior negotiations, discussion and preliminary agreements. This Award Certificate may not be amended except in writing executed by the parties hereto.

Understanding the Nature of the CVR Units:

You understand and agree that:

(i) The CVR Units may not be transferred except as permitted under the Plan;

(ii)  The CVR Units awarded hereunder are not equity interests (and do not represent equity interests) of the Company and shall not confer on any participant any of the ownership, voting or other membership rights associated with equity interests in the Company;

(iii)  The CVR Units awarded hereunder derive their value, if any, from the performance of certain investor’s investments in the Company, and that any such investment is a highly speculative investment, and there can be no assurance as of the success of the Company in its business; and

(iv) The Company’s equity may be worthless, and, in turn, the CVR Units may be worthless.

Acceptance of Assumed Company Options:	You agree to the adjustments of your stock options and the amendments to the Option Plans, each made in connection with the acquisition of Invoice Cloud, Inc. by the Company.

No Reliance on Employer:	You have not relied upon the Company, Employer or any of their respective Affiliates, or any representative thereof for any advice of any sort, including, but not limited to tax law advice, with respect to the CVR Units.

SIGN AND RETURN A COPY OF THIS AWARD CERTIFICATE TO THE COMPANY

By your signature below, you acknowledge that you have reviewed, considered and agreed to the terms of this CVR Bonus Award Certificate and the Plan.

Accepted and Agreed:

[Insert Name of Assumed Option holder]

On behalf of the Company:

By:
Its Authorized Signatory

[Signature Page to CVR Bonus Award Certificate]